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                                                                     Exhibit 4.6

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT is made as of the date set forth on the signature page hereof by and between Universal Electronics Inc., a Delaware corporation (the "Corporation") and the undersigned Optionee (the "Optionee"). As used in this Agreement, the term "Corporation" shall include, where applicable, any and all of its subsidiaries or related entities.

         WHEREAS, the stockholders of the Corporation at the annual shareholder meeting and the Board of Directors of the Corporation (the "Board") have approved the Universal Electronics Inc. 1999 Stock Incentive Plan (the "Plan");

         WHEREAS, the Board has designated the Compensation Committee of the Board (the "Committee") to serve as the Committee to administer the Plan; and

         WHEREAS, the Committee has determined that the Optionee, as an Eligible Employee, should be granted a stock option ("Option") under the Plan to purchase shares of the Corporation's common stock, par value $0.01 per share (the "Stock"), upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties, intending to be legally bound, hereto agree as follows:

         1. GRANT AND DESIGNATION OF OPTION. Upon the execution and delivery of this Agreement and the related Stock Option Certificate of even date herewith (the "Certificate"), the Corporation hereby grants to the Optionee the Option to purchase the aggregate number of shares of Stock set forth on the Certificate at the price per share ("Option Price") further set forth on the Certificate.

         2. TERM AND EXERCISE OF OPTION. Subject to earlier termination, acceleration or cancellation of the Option as provided herein, the term of the Option shall be for that period of time also set forth on the Certificate (the "Option Period") and, subject to the provisions of this Agreement, the Option shall be exercisable at such times and as to such number of shares as determined on the schedule set forth on the Certificate.

         3. METHOD OF EXERCISE. The Option may be exercised by written notice to the Corporation (the "Exercise Notice") at its offices at 6101 Gateway Drive, Cypress, California 90630 to the attention of the Secretary of the Corporation. The Exercise Notice shall state (a) the election to exercise the Option, (b) the total number of full shares in respect to which it is being exercised, and (c) shall be signed by the person or persons exercising the Option. The Exercise Notice shall be accompanied by the Certificate and a certified or cashier's check for the full amount of the purchase price of such shares plus an amount necessary to satisfy Optionee's obligations pursuant to Paragraph 11, or as may be permitted by the Committee, by certificates for shares of Stock which have been owned by the Optionee for more than six months prior to the date of exercise and which have a fair market value of the date of exercise equal to the purchase price, or by a combination of such methods of payment. Upon receipt of the foregoing, the Corporation shall issue the shares of Stock as to which the Option has been duly exercised and shall return the Certificate, duly endorsed to reflect such exercise, to the Optionee. In a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, Optionee must notify the Corporation as to the manner of the transaction.

         4. OPTIONEE'S COVENANTS AND REPRESENTATIONS.

            (a) Optionee represents and warrants that any and all shares acquired through the exercise of rights under the Option granted pursuant to this Agreement will be acquired for Optionee's own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "1933 Act") and will not be disposed of in contravention of the 1933 Act.

            (b) Optionee acknowledges that Optionee is able to bear the economic risk of the investment in any and all shares of Stock acquired through the exercise of

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rights under the Option for an indefinite period of time because the Stock has not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

            (c) Optionee has reviewed this Agreement and has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Stock and has had full access to such other information concerning the Corporation as Optionee has requested.

            (d) Optionee agrees that if Optionee should dispose of any Shares acquired upon the exercise of an Incentive Stock Option, including a disposition by sale, exchange, gift or transfer of legal title within two (2) years after the date such Option was granted to the Optionee or within one (1) year after the transfer of such Shares to the Optionee upon the exercise of such Option, the Optionee shall notify the Company within three (3) days after such disposition.

         5. RESTRICTION ON EXERCISE. This Option may not be exercised if the issuance of such shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Corporation may require Optionee to make any representation and warranty to the Corporation as may be required by any applicable law or regulation. All exercises of the Option must be for full shares of Stock only.

         6. EFFECT OF TERMINATION OF EMPLOYMENT. Except as set forth in Paragraphs 7 and 8 below and subject to the limitations set forth in subparagraph 9(b), in the event that Optionee's employment with the Corporation ceases for any reason, Optionee may (or Optionee's estate or representative, in the event of Optionee's death during the applicable exercise period as set forth in Paragraph 8), during the earlier of (a) the ninety (90) day period following such cessation of employment or (b) the remaining term of the Option Period, exercise the Option to the extent such Option was exercisable on the date such employment ceased and, on such date, that portion of the Option which was not exercisable shall automatically terminate without further action by the parties hereto and, in all events, to the extent not exercised, the Option shall terminate in its entirety at the end of business on the last day of the applicable exercise period as set forth in this Paragraph 6; PROVIDED, HOWEVER, the Committee, in its sole discretion, may approve the full vesting to Optionee (or Optionee's estate or representative, in the event of Optionee's death) in the Option and, in such event, to the extent not previously exercised, the Option shall be exercisable in whole or in part with respect to all remaining shares of Stock covered the Option and may be exercised by Optionee (or Optionee's estate or representative, in the event of Optionee's death) at any time prior to the expiration of the original Option Period.

         7. EFFECT OF TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR DUE TO CONSTRUCTIVE TERMINATION.

            (a) In the event that Optionee's employment with the Corporation is terminated by the Corporation without "Cause" (as such term is defined in subparagraph 7(b) below) or in the event of "Constructive Termination" (as such term is defined in subparagraph 7(c) below), Optionee shall become immediately fully vested in the Option without further action by the parties hereto, and, to the extent not previously exercised, shall be exercisable in whole or in part with respect to all remaining shares of Stock covered by the Option and may be exercised by Optionee (or Optionee's estate or representative, in the event of Optionee's death) at any time prior to the expiration of the original Option Period, subject to the limitations set forth in subparagraph 9(b).

            (b) For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by Optionee to substantially perform Optionee's duties with the Corporation (other than a failure resulting from Optionee's death or "Total Disability" (as such term is defined in subparagraph 7(e) below)) after a demand for substantial performance is delivered to Optionee by the Corporation which specifically identifies the manner in which it is believed that Optionee has not substantially performed Optionee's duties; (ii) the willful engaging by Optionee in gross misconduct materially and demonstrably injurious to the property or business of the Corporation; or (iii) Optionee's commission of fraud, misappropriation or a felony. For purposes of this definition of "Cause", no act or failure to act on Optionee's part will be considered "willful" unless done, or omitted to be done, by Optionee not in good faith

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and without a reasonable belief that Optionee's action or omission was in the interests of the Corporation or not opposed to the best interests of the Corporation.

            (c) For purposes of this Agreement, "Constructive Termination" shall occur on that date on which Optionee resigns from employment with the Corporation, if such resignation occurs within eighteen (18) months after the occurrence of (i) the failure of Optionee to be elected or re-elected or appointed or reappointed to such office that Optionee holds (other than as a result of a termination for "Cause") if Optionee is an officer of the Corporation and the office which Optionee holds is one to which Optionee is elected according to the Corporation's By-laws; (ii) a change in Optionee's functions, duties, or responsibilities such that Optionee's position with the Corporation becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control" (as such term is defined in subparagraph 7(d) below).

            (d) For purposes of this Agreement, a "Change in Control" shall be deemed to occur when (i) any "person" or "group" (as such terms are used in Sections 3(a), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act")), other than (1) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or (2) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock in the Corporation immediately prior to any such occurrence, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"); (ii) individuals who are members of the Board on the date of this Agreement and any individual who becomes a member of the Board hereafter whose nomination for election as a director was approved by the affirmative vote of a majority of such directors (including any non-director added pursuant to this clause), cease to constitute a majority of the members of the Board; (iii) there occurs a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the Voting Stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Voting Stock or the voting securities of such surviving entity outstanding immediately after such merger or consolidation; (iv) there occurs a sale or transfer or disposition of all or substantially all of the Corporation's assets to any other corporation or entity, other than a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock in the Corporation immediately prior to such sale, transfer or disposition; or (v) the dissolution or liquidation of the Corporation.

            (e) For purposes of this Agreement, "Total Disability" shall mean an event of illness or other incapacity of Optionee resulting in Optionee's failure or inability to discharge Optionee's duties as an employee of the Corporation for ninety (90) or more days during any period of 120 consecutive days.

         8. EFFECT OF TERMINATION OF EMPLOYMENT DUE TO DEATH OR TOTAL DISABILITY. In the event that Optionee's employment with the Corporation ceases or is terminated due to Optionee's death or Total Disability, Optionee (or Optionee's estate or representative, in the event of Optionee's death) may, subject to the limitations set forth in subparagraph 9(b), during the earlier of
(a) the one (1) year period following such cessation or termination of employment or (b) the remaining term of the Option Period, exercise the Option to the extent such Option was exercisable on the date such employment ceased or was terminated and, on such date, that portion of the Option which was not exercisable shall automatically terminate without further action by the parties hereto and, in all events, to the extent not exercised, the Option shall terminate in its entirety at the end of business on the last day of the applicable exercise period as set forth in this Paragraph 8; PROVIDED, HOWEVER, the Committee, in its sole discretion, may approve the full vesting to Optionee (or Optionee's estate or representative, in the event of Optionee's death) in the Option and, in such event, to the extent not previously exercised, the Option shall be exercisable in whole or in part with respect to all remaining shares of Stock covered the Option and may be exercised by Optionee (or Optionee's estate or representative, in the event of Optionee's death) at any time prior to the expiration of the original Option Period.

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         9. LIMITATIONS ON EXERCISE OF INCENTIVE STOCK OPTION.

         (a) Notwithstanding the foregoing, any Incentive Stock Option granted pursuant to this Agreement is exercisable only to the extent that the aggregate fair market value (determined at the time such Incentive Stock Option is granted) of the Stock with respect to which such Incentive Stock Option first become exercisable during any calendar year does not exceed $100,000 (the "$100,000 Exercise Limitation"); PROVIDED, HOWEVER, that (i) if the aggregate fair market value of the Stock with respect to which such Incentive Stock Options first became exercisable exceeds the $100,000 Exercise Limitation the maximum number of whole shares of Stock with an aggregate fair market value not in excess of $100,000 shall be treated as Stock issued pursuant to an Incentive Stock Option and the remaining aggregate fair market value in excess of such amount shall be treated as Stock issued pursuant to a non-qualified stock option and (ii) the $100,000 Exercise Limitation shall not apply if the Option no longer qualifies as an Incentive Stock Option as a result of the failure of the Optionee to exercise the Option within the three (3) month period contained in subparagraph 9(b) below.

         (b) IN THE CASE OF AN INCENTIVE STOCK OPTION, THE OPTION MUST BE EXERCISED IN FULL WITHIN THREE (3) MONTHS AFTER CESSATION OF EMPLOYMENT OR SUCH OPTION WILL NO LONGER QUALIFY AS AN INCENTIVE STOCK OPTION AND SHALL THEREAFTER BE, AND RECEIVE THE TAX TREATMENT APPLICABLE TO, A NON-QUALIFIED STOCK OPTION.

         10. RIGHT OF A STOCKHOLDER. Optionee shall not have any rights as a stockholder with respect to any shares of Stock unless and until appropriate certificates for such shares of such Stock are issued.

         11. WITHHOLDING OF TAXES. Whenever the Corporation is required to issue shares of Stock upon exercise hereunder, the Corporation shall have the right to require the recipient to remit in cash to the Corporation an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares of Stock.

         12. ADJUSTMENTS. In the event of any change in the outstanding shares of Stock of the Corporation by reason of a stock dividend or distribution, recapitalization, spin-off, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall adjust the number of shares of Stock which may be issued under the Plan and shall provide for an equitable adjustment of any outstanding Option or shares of Stock issuable pursuant to an outstanding Option under the Plan.

         13. COMPLIANCE WITH CERTAIN LAWS AND REGULATIONS. If the Committee shall determine, in its sole discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of the Option or the acquisition of shares thereunder, the Optionee shall supply the Committee or the Corporation, as the case may be, with such certificates, representations and information as the Committee or the Corporation, as the case may be, may request and shall otherwise cooperate with the Corporation in obtaining any such listing, registration, qualification, consent or approval.

         14. TRANSFERABILITY OF OPTION. The Option is not transferable by the Optionee otherwise than by will or by the laws of descent and distribution and is exercisable, during the Optionee's lifetime, only by the Optionee, or in the case of Optionee's legal incompetency, only by Optionee's guardian or legal representative.

         15. ADDITIONAL RESTRICTIONS ON TRANSFER. The certificates representing the Stock purchased upon the exercise of the Option will bear the following legend until such shares of Stock have been registered under an effective registration statement under the 1933 Act:

         The securities represented by this certificate were originally issued on _____________________, _____, have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction (together, the "Securities Laws") and may not be offered for sale, sold or otherwise transferred or encumbered in the absence of compliance with such Securities Laws and until the issuer hereof shall have received from counsel acceptable to issuer a written

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         opinion reasonably satisfactory to issuer that the proposed transaction will not violate any applicable Securities Laws.

         16. NOTICES. Any notice or demand provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to the Optionee at Optionee's most recent address on file in the records of the Corporation, and to the Corporation at the address set forth or established pursuant to Paragraph 3 or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice or demand under this Agreement will be deemed to have been given when received.

         17. SEVERABILITY. This Agreement and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its fullest extent, such provision shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.

         18. COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         19. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

         20. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Optionee, the Corporation and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Optionee may not assign any of Optionee's rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.

         21. REMEDIES. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.

         22. WAIVER OR MODIFICATION. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the ____ day of ______________, ______.


         OPTIONEE                                    UNIVERSAL ELECTRONICS INC.


         __________________________                  By:________________________
         Signature                                   Its:  Chairman and Chief
                                                           Executive Officer
         __________________________
         Print Name

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Certificate Number:  ____

                           UNIVERSAL ELECTRONICS INC.
                            1999 STOCK INCENTIVE PLAN
                            STOCK OPTION CERTIFICATE
                            ------------------------

         THIS CERTIFIES THAT ____________has been awarded an OPTION to purchase __________ (_____) shares of common stock, par value $0.01 per share (the "Stock"), of UNIVERSAL ELECTRONICS INC. This Certificate is issued in accordance with and is subject to the terms and conditions of the related Stock Option Agreement of even date herewith (the "Agreement"). The number of shares of Stock subject to an Incentive Stock Option, the number of shares of Stock subject to a Non-qualified Stock Option, and the respective Option prices are as set forth below:

         (a)      ____________________ (_____) shares of Stock shall be subject to an Incentive Stock Option at an Option price of $_____ per share; and

         (b)      ____________________ (_____) shares of Stock shall be subject to a Non-qualified Stock Option at an Option price of $_____ per share.

         THIS OPTION is not transferable except in accordance with the terms and conditions of the Agreement.

         THIS OPTION shall expire ten (10) years from the date of this Certificate.

         THIS OPTION shall be exercisable as to all or a portion of the number of shares set forth above as follows:


                                Incentive Stock Option       Non-qualified Stock Option
On and After the Following    Maximum Percentage Taking       Maximum Percentage Taking
  Dates, But Prior to            Into Account Prior              Into Account Prior
     Expiration                      Exercises                         Exercises

      __/__/__                          33%                               33%

      __/__/__                          67%                               67%

      __/__/__                         100%                              100%


         IN WITNESS WHEREOF, UNIVERSAL ELECTRONICS INC. has caused this Stock Option Certificate to be signed by its duly authorized officer the ____ day of ______, ____.

                                        UNIVERSAL ELECTRONICS INC.


                                        By:_____________________________________
                                        Its: Chairman and Chief Executive
                                             Officer

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